UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Act of 1934

Date of Report (Date of earliest event reported) May 16, 2013

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska	99518
(Address of Principal’s Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 16, 2013, the Board of Directors of Chugach Electric Association, Inc. approved an employment agreement with Mr. Bradley Evans, the Company’s Chief Executive Officer. The agreement has a term of three (3) years, commencing July 1, 2013, and ending July 17, 2016, with a one year extension if the board does not give notice of renewal/termination by April 30, 2016. Under the agreement, Mr. Evans will receive a base salary of $311,250.00 during the first year, $321,365.63 during the second year, and $329,399.77 during the third year. Mr. Evans will be eligible for performance based bonuses at the discretion of the Board of Directors based on performance standards to be determined by the Board. Mr. Evans will also be eligible for an incentive based bonus of a maximum of $50,000. If Mr. Evans is terminated by the Company without cause, he will receive a lump sum payment equal to 50% of his annual Base Salary and the full cost of health and welfare coverage for a period not in excess of 6 months. Following termination of the agreement, Mr. Evans has agreed not to compete with the Company for a period of six months.

The Employment Agreement between Chugach Electric Association, Inc. and Bradley W. Evans dated effective July 1, 2013 is attached as Exhibit 10.64.2.

Item 9.01 – Financial Statements and Exhibits

Exhibit No.	Description

10.64.2	Employment Agreement between the Registrant and Bradley W. Evans dated effective July 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	May 20, 2013	CHUGACH ELECTRIC ASSOCIATION, INC.

		By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer